U.S SECURITIES AND EXCHANGE COMMISSION
                   Washington, DC 20549

                          FORM 4

         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Company Act of 1940

[_]  Check Box if no longer subject to Section 16. Form 4 or Form
     5 obligations may continue. See Instructions 1(b).

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1.  Name and Address of Reporting Person*
    (If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v))

Shaio                       Alberto
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  (Last)                   (First)                    (Middle)

c/o Farrel Corporation, 25 Main Street
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                          (Street)

Ansonia                    CT                         06401
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  (City)                  (State)                       (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

Farrel Corporation (FARL.OB)
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3. IRS Identification Number of Reporting Pesron, if an Entity
    (Voluntary)

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4.  Statement for Month/Day/Year

01/02/03
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5.  If Amendment, Date of Original (Month/Day/Year)


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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     [X] Director                   [_] 10% Owner
     [X] Officer (give title below) [_] Other (specify below)
 Senior Vice President of Sales and Marketing
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7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by one Reporting Person
    [_] From Filed by more than one Reporting Person

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
===========================================================
    Table I-- Non-Derivative Securities Acquired, Disposed
              of, or Beneficially Owned
===========================================================
+---------------------+-----------+----------+------------+--------------------------+--------------+-----------+------------+
|1.                   |2.         |2A.       |3.          |4.                        |5.            |6. Owner-  |7.          |
|Title of Security    |Transaction|Deemed    |Transaction |Securities Acquired       |Amount of     |Ownership  |Nature of   |
|                     |Date       |Execution |Code        |(A) or Disposed of (D)    |Securities    |Form:      |Indirect    |
|                     |(mm/dd/yy) |Date      |(Instr. 8)  |(Instr. 3, 4 and 5)       |Beneficially  |Direct (D) |Beneficial  |
|                     |           |(mm/dd/yy)|            |                          |Owned         |or Indirect|Ownership   |
|                     |           |          |            |                          |Following     |(I)        |(Instr. 4)  |
|                     |           |          |            |                          |Reported      |(Instr. 4) |            |
|                     |           |          |            |                          |Transaction   |           |            |
|                     |           |          +-------+----+---------+------+---------+(Instr. 3     |           |            |
|                     |           |          |Code   |V   |Amount   |A/D   |Price    | and 4)       |           |            |
+---------------------+-----------+----------+-------+----+---------+------+---------+--------------+-----------+------------+
------------------------------------------------------------------------------------------------------------------------------
Common Stock           12/30/02    01/03/03   S             1,000    D      $1.25                    D
Common Stock           12/30/02    01/03/03   S             11,000   D      $1.20                    D
Common Stock           12/31/02    01/03/03   S             8,000    D      $1.20     181,581        D
===============================================================================================================================

=============================================================================
Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
            (e.g., puts, calls, warrants, options, convertible securities)
=============================================================================
+----------+--------+--------+--------+--------+----------+-----------------+----------------+---------+--------+-------+-------+
|1.        |2.      |3.      |3A.     |4.      |5.        |6.               |7.              |8.       |9.      |10.    |11.    |
|Title of  |Conver- |Trans-  |Deemed  |Trans-  |Number of |Date Exercisable |Title           |Price of |Number  |Owner- |Nature |
|Derivative|sion or |action  |Execu-  |action  |Derivative|and Expiration   |and Amount      |Deriv-   |of      |ship   |of     |
|Security  |Exercise|Date    |tion    |Code    |Securities|Date             |of Underlying   |ative    |Deriv-  |Form of|In-    |
|          |Price of|(mm/dd/ |date    |(Instr. |Acquired  |(mm/dd/yy)       |Securities      |Security |ative   |Deriv- |direct |
|          |Deriv-  | yy)    |(mm/dd/ | 8)     |(A) or    |                 |(Instr. 3       |(Instr.5)|Secur-  |ative  |Bene-  |
|          |ative   |        | yy)    |        |Disposed  |                 | and 4)         |         |ities   |Secur- |ficial |
|          |Security|        |        |        |of (D)    |                 +-------+--------+         |Benefi- |ity:   |Owner- |
|          |        |        |        |        |(Instr. 3,|                 |Title  |Amount  |         |cially  |Direct |ship   |
|          |        |        |        |        |4 and 5)  +--------+--------+       |or      |         |Owned   |(D) or |(Instr.|
|          |        |        |        |        |          +Date    |Expira- |       |Number  |         |Follow- |In-    | 4)    |
|          |        |        |        +-----+--+-----+----+Exer-   |tion    |       |of      |         |ing     |direct |       |
|          |        |        |        |Code |V |(A)  |(D) |cisable |Date    |       |Shares  |         |Reported|(I)    |       |
+----------+--------+--------+--------+-----+--+-----+----+--------+--------+-------+--------+---------+--------+-------+-------+
--------------------------------------------------------------------------------------------------------------------------------
Option      $3.88                                          08/01/96 08/01/06 Common  5,000     0                 D
Option      $3.88                                          08/01/97 08/01/07 Common  5,000     0                 D
Option      $3.88                                          08/01/98 08/01/08 Common  5,000     0                 D
Option      $3.88                                          08/01/99 08/01/09 Common  5,000     0                 D
                                                                                                        20,000
=================================================================================================================================

Explanation of Responses:



/s/ Alberto Shaio                            01/02/03
---------------------------------           ------------------
**Signature of Reporting Person             Date
(by James L. Burns per Power of Attorney)

* Attached is Exhibit B, the duly authorized Power of Attorney of the Reporting Person.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C 1001 and 15 U.S.C 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for proceedure.